UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 333-39649-14

                         LEHMAN ABS CORPORATION
             (Exact name of registrant as specified in its charter)

          Three World Financial Center
          200 Vesey Street
          New York, New York  10022                      212/526-7000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Provident Bank Home Equity Loan Trust 1998-A
              Home Equity Loan Asset-Backed Notes, Series 1998-A
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     x
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6

    Approximate number of holders of record as of the certification or notice date: 5

     Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the Provident Bank Home Equity Loan Trust 1998-A, Home Equity Loan Asset-Backed Notes, Series 1998-A, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March   22, 1999                 By: /s/ Jennifer Cupo

                                         Jennifer Cupo
                                         Vice President
                                         The Chase Manhattan Bank,
                                         as Indenture Trustee